Exhibit 99.3

Rapid7 Announces Proposed Private Offering of $200 Million of Convertible Senior Notes

BOSTON, MA – April 28, 2020 – Rapid7, Inc. (“Rapid7”) (Nasdaq: RPD) today announced that it intends to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2025 in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Rapid7 also intends to grant the initial purchasers of the notes an option to purchase up to an additional $30.0 million aggregate principal amount of notes.

The notes will be general unsecured obligations of Rapid7 and will accrue interest payable semiannually in arrears. The notes will be convertible into cash, shares of Rapid7’s common stock or a combination of cash and shares of Rapid7’s common stock, at Rapid7’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Rapid7 intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. Rapid7 intends to use the remainder of the net proceeds for working capital and other general corporate purposes.

In connection with the pricing of the notes, Rapid7 expects to enter into capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected to offset the potential dilution to Rapid7’s common stock as a result of any conversion of notes, with such reduction subject to a cap. If the initial purchasers exercise their option to purchase additional notes, Rapid7 expects to enter into additional capped call transactions with the option counterparties.

Rapid7 expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties and/or their respective affiliates may enter into various derivative transactions with respect to Rapid7’s common stock and/or purchase shares of Rapid7’s common stock concurrently with or shortly after the pricing of the notes, including with or from certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of Rapid7’s common stock or the notes at that time.

In addition, Rapid7 expects that the option counterparties and/or their respective affiliates may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Rapid7’s common stock or other securities of Rapid7 in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions, which are expected to be scheduled to occur during the observation period relating to the conversion of the notes on or after November 1, 2024 that is not in connection with a redemption). This activity could also cause or prevent an increase or a decrease in the market price of Rapid7’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the amount and value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Rapid7’s common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Rapid7

Rapid7 (Nasdaq: RPD) is advancing security with visibility, analytics, and automation delivered through our Insight cloud. Rapid7’s solutions simplify the complex, allowing security teams to work more effectively with IT and development to reduce vulnerabilities, monitor for malicious behavior, investigate and shut down attacks, and automate routine tasks. Over 9,000 customers rely on Rapid7 technology, services, and research to improve security outcomes and securely advance their organizations.

Investor Relations Contact

Sunil Shah

Vice President, Investor Relations

+1-857-990-4074

investors@rapid7.com

Media Relations

Caitlin Doherty Public

Relations Manager

+1-857-990-4240

press@rapid7.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements concerning the proposed terms of the notes and the capped call transactions, the completion, timing and size of the proposed offering and capped call transactions and the anticipated use of net proceeds from the offering. These forward-looking statements include all statements contained in this press release that are not historical facts and such statements are, in some cases, identified by words such as “anticipate,” “could,” “expect,” “intend,” “may,” “plan,” “will,” “would” or the negative or plural of these words or similar expressions or variations. These forward-looking statements are based on the information currently available to Rapid7 and on assumptions Rapid7 has made. Actual results may differ materially from those described in the forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and factors that are beyond Rapid7’s control including, without limitation: market risks, trends and conditions; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Rapid7’s Securities and Exchange Commission filings and reports, including Rapid7’s Annual Report on Form 10-K filed on February 28, 2020, as well as future filings and reports by Rapid7. Except as required by law, Rapid7 undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.